EXHIBIT 99.1

Steelcase Reports Second Quarter Fiscal 2019 Results

  Earnings per share improved 32 percent compared to prior year
  Revenue and orders grew by double-digit percentages
  Acquisitions of Orangebox and Smith System provide additional growth potential
  Third quarter outlook projects double-digit organic revenue growth

GRAND RAPIDS, Mich., Sept. 20, 2018 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported second quarter revenue of $875.8 million and net income of $49.1 million, or diluted earnings of $0.41 per share.  In the prior year, Steelcase reported $775.6 million of revenue and net income of $36.9 million, or diluted earnings of $0.31 per share.

Revenue increased 13 percent, or 8 percent on an organic basis, in the second quarter compared to the prior year.  The Americas posted 15 percent revenue growth, or 9 percent on an organic basis, driven by strong project business from both large and small customers.  EMEA posted revenue growth of 13 percent, or 11 percent on an organic basis, driven by strong project business in Germany, the UK and France, while revenue in the Other category was approximately flat compared to the prior year.

Orders (adjusted for constant currency, acquisitions and divestitures) grew 12 percent in the second quarter compared to the prior year, primarily driven by project business, with 9 percent growth in the Americas, 22 percent growth in EMEA and 15 percent growth in the Other category.  The growth in EMEA was driven by Western Europe, and the growth in the Other category was primarily driven by Asia Pacific.

"We are proud of delivering very strong revenue and earnings growth this quarter, and we're optimistic about the opportunities we see to drive additional growth," said Jim Keane, president and CEO.  "The acquisitions of Smith System and Orangebox, as well as our new partnership with West Elm and broadened partnership with Bolia, are part of the exciting expansions of our offerings that help support our customers' needs in a changing workplace."

Current quarter operating income of $67.9 million (or 7.8 percent of revenue) increased by $15.7 million compared to operating income of $52.2 million (or 6.7 percent of revenue) in the prior year.  The Americas reported an increase of $21.7 million driven by the $85.6 million increase in revenue.  Current quarter results included a $7.5 million gain from the sale of property, as well as warranty, product liability and workers' compensation costs that were $5.3 million lower than the prior year.  The benefits from these items were largely offset by $7.4 million of purchase accounting effects related to acquisitions and the impact of unfavorable shifts in business mix.  EMEA reported an operating loss of $6.0 million compared to a loss of $3.6 million in the prior year, which included a $4.0 million gain from the sale of property.

"Adjusted for the property gain in the prior year, we reported another quarter of year-over-year improvement in EMEA's operating results," said Dave Sylvester, senior vice president and CFO.  "Based on the high level of customer order backlog at the end of the second quarter, the strengthening pipeline of project opportunities and our improved win rates, we expect to report operating income in EMEA in each of the third and fourth quarters and approach breakeven results for fiscal 2019 as a whole."

Gross margin of 33.0 percent in the current quarter represented a decline of 20 basis points compared  to the prior year.  Gross margin decreased by 30 basis points in the Americas and by 20 basis points in EMEA, while the Other category increased by 110 basis points.  In the Americas, higher commodity and freight costs were mostly offset by the benefits of pricing actions but had a negative net impact of approximately 70 basis points on gross margin.  The Americas results also reflected unfavorable shifts in business mix, which were more than offset by higher absorption of fixed costs, and warranty and workers' compensation costs that were $4.3 million lower than the prior year.  Favorable gross margin contribution from Smith System, which realizes a majority of their revenue during the summer months, was largely offset by the initial effects of purchase accounting.

Operating expenses of $220.7 million in the second quarter represented an increase of $15.6 million compared to the prior year, due to $9.7 million from acquisitions, net of divestitures (including $4.2 million of amortization expense), and $7.9 million of higher variable compensation costs, partially offset by $3.5 million of higher property gains.

Other income (expense), net reflected $3.7 million of income in the current quarter compared to $2.5 million in the prior year driven by higher income from unconsolidated affiliates.

Income tax expense of $18.1 million in the current quarter reflected an effective tax rate of approximately 27 percent which was driven by tax reform in the U.S.  Tax expense in the prior year reflected an effective tax rate of approximately 27 percent, which included a $3.9 million favorable tax adjustment.

"Earnings benefited from some unusual items this quarter," said Dave Sylvester.  "The property gain and lower warranty, product liability and workers' compensation costs had a $0.05 effect on earnings per share after taking into consideration the related variable compensation expense.  However, those items did not benefit the year-over-year comparison as we also reported a property gain, as well as a favorable tax adjustment, in the prior year which together increased earnings by approximately $0.05 per share."

The company's acquisition of Smith System was completed on July 12, 2018, and was funded by a $75.0 million draw on the company's global committed bank facility and $78.4 million of cash on hand.  Smith System contributed approximately $0.02 to diluted earnings per share in the second quarter.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated $203 million, and total debt was $304 million, at the end of the second quarter.  Cash generated from operations was used to reduce borrowings on lines of credit to $10 million as of the end of the quarter.

The Board of Directors has declared a quarterly cash dividend of $0.135 per share, to be paid on or before October 15, 2018, to shareholders of record as of October 1, 2018.

Acquisition of Orangebox

As announced earlier today, Steelcase acquired all of the outstanding capital stock of Orangebox Group Limited for £60 million (or $79 million) less an adjustment for working capital with an additional £3 million payable to one of the sellers over three years based upon the achievement of certain performance obligations.  The acquisition was funded by borrowings under the company’s global committed bank facility.  Orangebox posted revenue of approximately £69 million over the trailing twelve months through August 2018.  Orangebox results will begin to be consolidated as of September 20, 2018.

Outlook

Orders (adjusted for constant currency, acquisitions and divestitures) in the Americas grew 9 percent in the second quarter, and backlog at the end of the quarter was approximately 11 percent higher than the prior year.  EMEA orders grew 22 percent and backlog at the end of the quarter was approximately 34 percent higher than the prior year.  Orders in the Other category grew 15 percent.

The company expects third quarter fiscal 2019 revenue to be in the range of $885 to $915 million.  Adjusted for the impact of acquisitions, divestitures and unfavorable currency translation effects, the projected revenue range translates to expected organic growth of 11 to 15 percent.  In the third quarter of fiscal 2018, the company reported revenue of $772.1 million.

Steelcase expects to report diluted earnings per share between $0.28 to $0.33 for the third quarter of fiscal 2019 and $1.10 to $1.15 for the full fiscal year 2019.  The estimate for the third quarter reflects an expectation that pricing benefits will offset inflation, unfavorable business mix will continue and operating expenses will increase by approximately $15 to $20 million compared to the second quarter.  The company does not expect earnings accretion from its recent acquisitions in the third and fourth quarters due to the effects of purchase accounting and seasonality of Smith System.  Steelcase reported diluted earnings per share of $0.31 in the third quarter of fiscal 2018 and $0.68 for the full fiscal year 2018.  Prior year results included $27.9 million of charges recorded in connection with U.S. tax reform, which had the effect of decreasing diluted earnings by approximately $0.24 per share.

“Taking into consideration recent industry trends, our improved win rates, our recent pricing actions and the positive outlook for EMEA and Asia Pacific, we expect strong revenue growth in both the third and fourth quarters,” said Dave Sylvester.  “To provide clarity around the expected impact of our recent acquisitions and our current outlook for inflation relative to our pricing actions, we are taking the unusual step to issue full year earnings per share guidance today.”

“We feel great about the trajectory of the business, and we intend to finish the year strong,” said Jim Keane.  “We’re looking forward to hosting investors at our October 3 Investor Day in our New York WorkLife Center to talk in more depth about our growth strategies.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 24,	August 25,	%	August 24,	August 25,	%
	2018	2017	Change	2018	2017	Change

Revenue
Americas (1)	$654.1	$568.5	15.1%	$1,189.90	$1,103.50	7.8%
EMEA (2)	133.2	118.2	12.7%	270.6	231.3	17%
Other (3)	88.5	88.9	(0.4)%	169.3	175.9	(3.8)%
Consolidated revenue	$875.8	$775.6	12.9%	$1,629.80	$1,510.70	7.9%

Operating income (loss)
Americas	$77.2	$55.5		$106.9	$98.4
EMEA	(6.0)	(3.6)		(7.7)	(12.2)
Other	4.8	6.8		6.4	16.3
Corporate (4)	(8.1)	(6.5)		(14.4)	(15.2)
Consolidated operating income	$67.9	$52.2		$91.2	$87.3

Operating income percent	7.8%	6.7%		5.6%	5.8%

Revenue mix
Americas	74.7%	73.3%		73%	73%
EMEA	15.2%	15.2%		16.6%	15.3%
Other	10.1%	11.5%		10.4%	11.7%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System and AMQ brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q2 2019 vs. Q2 2018
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2018 revenue	$775.6	$568.5	$118.2	$88.9
Acquisitions	38.5	38.5	—	—
Divestitures	(5.8)	(5.3)	(0.5)	—
Currency translation effects*	0.8	(0.4)	2.0	(0.8)
Q2 2018 revenue, adjusted	809.1	601.3	119.7	88.1

Q2 2019 revenue	875.8	654.1	133.2	88.5
Organic growth $	$66.7	$52.8	$13.5	$0.4
Organic growth %	8%	9%	11%	0%

* Currency translation effects represent the estimated net effect of translating Q2 2018 foreign currency revenues using the average exchange rates during Q2 2019.

PROJECTED ORGANIC REVENUE GROWTH
Q3 2019 vs. Q3 2018
Steelcase Inc.

Q3 2018 revenue	$772.1
Acquisitions	38.2
Divestitures	(4.6)
Currency translation effects*	(6.5)
Q3 2018 revenue, adjusted	799.2

Q3 2019 revenue, projected	$885 - $915
Organic growth $	$86 - $116
Organic growth %	11% - 15%

* Currency translation effects represent the estimated net effect of translating Q3 2018 foreign currency revenues using the exchange rates at the end of Q2 2019.

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 24, 2018		August 25, 2017		August 24, 2018		August 25, 2017
Revenue	$875.8	100.0%	$775.6	100.0%	$1,629.8	100.0%	$1,510.7	100.0%
Cost of sales	587.2	67.0	518.3	66.8	1,103.3	67.7	1,008.3	66.7
Gross profit	288.6	33.0	257.3	33.2	526.5	32.3	502.4	33.3
Operating expenses	220.7	25.2	205.1	26.5	435.3	26.7	415.1	27.5
Operating income	$67.9	7.8%	$52.2	6.7%	$91.2	5.6%	$87.3	5.8%
Interest expense	(4.9)	(0.6)	(4.4)	(0.6)	(9.3)	(0.6)	(8.7)	(0.7)
Investment income	0.5	0.1	0.4	0.1	1.5	0.1	0.8	0.1
Other income (expense), net	3.7	0.4	2.5	0.3	7.0	0.4	(0.3)	—
Income before income tax expense	67.2	7.7	50.7	6.5	90.4	5.5	79.1	5.2
Income tax expense	18.1	2.1	13.8	1.7	24.3	1.4	24.1	1.6
Net income	$49.1	5.6%	$36.9	4.8%	$66.1	4.1%	$55.0	3.6%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 24, 2018		August 25, 2017		August 24, 2018		August 25, 2017
Revenue	$654.1	100.0%	$568.5	100.0%	$1,189.9	100.0%	$1,103.5	100.0%
Cost of sales	432.6	66.1	373.8	65.8	796.2	66.9	724.6	65.7
Gross profit	221.5	33.9	194.7	34.2	393.7	33.1	378.9	34.3
Operating expenses	144.3	22.1	139.2	24.4	286.8	24.1	280.5	25.4
Operating income	$77.2	11.8%	$55.5	9.8%	$106.9	9.0%	$98.4	8.9%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 24, 2018		August 25, 2017		August 24, 2018		August 25, 2017
Revenue	$133.2	100.0%	$118.2	100.0%	$270.6	100.0%	$231.3	100.0%
Cost of sales	98.1	73.6	86.8	73.4	197.4	72.9	171.4	74.1
Gross profit	35.1	26.4	31.4	26.6	73.2	27.1	59.9	25.9
Operating expenses	41.1	30.9	35.0	29.6	80.9	29.9	72.1	31.2
Operating loss	$(6.0)	(4.5)%	$(3.6)	(3.0)%	$(7.7)	(2.8)%	$(12.2)	(5.3)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 24, 2018		August 25, 2017		August 24, 2018		August 25, 2017
Revenue	$88.5	100.0%	$88.9	100.0%	$169.3	100.0%	$175.9	100.0%
Cost of sales	56.5	63.8	57.7	64.9	109.7	64.8	112.3	63.8
Gross profit	32.0	36.2	31.2	35.1	59.6	35.2	63.6	36.2
Operating expenses	27.2	30.8	24.4	27.5	53.2	31.4	47.3	26.9
Operating income	$4.8	5.4%	$6.8	7.6%	$6.4	3.8%	$16.3	9.3%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 24, 2018	August 25, 2017	August 24, 2018	August 25, 2017
Operating loss	$(8.1)	$(6.5)	$(14.4)	$(15.2)

Reclassification of Pension and Post-Retirement Costs and Benefits

The Company adopted Accounting Standard Update (ASU) No. 2017-07, which required a retrospective reclassification of all net periodic pension and post-retirement credits and expenses except service costs.  The adoption of this ASU resulted in the following reclassifications in our 2018 Condensed Consolidated Statements of Income:

	Three Months Ended				Year Ended
	May 26, 2017	August 25, 2017	November 24, 2017	February 23, 2018	February 23, 2018
Cost of sales	$(2.3)	$1.1	$1.0	$1.1	$0.9
Operating expenses	(2.9)	0.9	1.0	0.9	(0.1)
Operating income	5.2	(2.0)	(2.0)	(2.0)	(0.8)
Other income (expense), net	(5.2)	2.0	2.0	2.0	0.8
Income before income tax expense	$—	$—	$—	$—	$—

Webcast
Steelcase will discuss second quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measure
This earnings release contains a non-GAAP financial measure. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

The non-GAAP financial measure used within this earnings release is organic revenue growth (decline), which represents the change in revenue excluding estimated currency translation effects and the impacts of acquisitions and divestitures. This measure is presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone®, Smith System®, Orangebox® and AMQ™.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2018 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 24, 2018	August 25, 2017	August 24, 2018	August 25, 2017
Revenue	$875.8	$775.6	$1,629.8	$1,510.7
Cost of sales	587.2	518.3	1,103.3	1,008.3
Gross profit	288.6	257.3	526.5	502.4
Operating expenses	220.7	205.1	435.3	415.1
Operating income	67.9	52.2	91.2	87.3
Interest expense	(4.9)	(4.4)	(9.3)	(8.7)
Investment income	0.5	0.4	1.5	0.8
Other income (expense), net	3.7	2.5	7.0	(0.3)
Income before income tax expense	67.2	50.7	90.4	79.1
Income tax expense	18.1	13.8	24.3	24.1
Net income	$49.1	$36.9	$66.1	$55.0

Earnings per share:
Basic	$0.41	$0.31	$0.56	$0.46
Diluted	$0.41	$0.31	$0.56	$0.46
Weighted average shares outstanding - basic	119.2	119.7	119.0	119.8
Weighted average shares outstanding - diluted	119.2	119.9	119.0	120.0

Dividends declared and paid per common share	$0.1350	$0.1275	$0.2700	$0.2400

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	August 24, 2018	February 23, 2018
ASSETS
Current assets:
Cash and cash equivalents	$45.7	$283.1
Accounts receivable, net	409.7	300.3
Inventories	232.3	184.6
Prepaid expenses	22.0	19.2
Assets held for sale	12.6	13.4
Other current assets	47.4	53.3
Total current assets	769.7	853.9

Property, plant and equipment, net	437.8	435.1
Company-owned life insurance ("COLI")	157.1	172.2
Deferred income taxes	130.3	135.4
Goodwill	217.6	138.2
Other intangible assets, net	84.4	45.6
Investments in unconsolidated affiliates	52.5	48.4
Other assets	35.4	30.4
Total assets	$1,884.8	$1,859.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$269.3	$223.1
Short-term borrowings and current portion of long-term debt	13.0	2.8
Accrued expenses:
Employee compensation	114.0	145.0
Employee benefit plan obligations	27.4	39.2
Accrued promotions	30.1	25.5
Customer deposits	22.7	28.2
Product warranties	15.5	18.1
Other	81.6	72.8
Total current liabilities	573.6	554.7

Long-term liabilities:
Long-term debt less current maturities	290.9	292.2
Employee benefit plan obligations	123.1	130.8
Other long-term liabilities	58.4	68.2
Total long-term liabilities	472.4	491.2
Total liabilities	1,046.0	1,045.9

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	16.2	4.6
Accumulated other comprehensive loss	(30.2)	(10.3)
Retained earnings	852.8	819.0
Total shareholders’ equity	838.8	813.3
Total liabilities and shareholders’ equity	$1,884.8	$1,859.2

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 24, 2018	August 25, 2017
OPERATING ACTIVITIES
Net income	$66.1	$55.0
Depreciation and amortization	38.7	31.2
Non-cash stock compensation	12.9	11.7
Equity in income of unconsolidated affiliates	(6.8)	(5.4)
Dividends received from unconsolidated affiliates	7.1	6.1
Other	(11.2)	(6.3)
Changes in operating assets and liabilities:
Accounts receivable	(99.8)	(25.2)
Inventories	(38.0)	(7.2)
Other assets	6.7	19.3
Accounts payable	45.6	2.8
Employee compensation liabilities	(40.1)	(59.2)
Employee benefit obligations	(18.7)	(15.7)
Accrued expenses and other liabilities	(0.8)	15.2
Net cash provided by (used in) operating activities	(38.3)	22.3

INVESTING ACTIVITIES
Capital expenditures	(41.5)	(36.6)
Purchases of investments	—	(52.1)
Liquidations of investments	—	60.7
Proceeds from COLI policies	20.7	2.4
Acquisitions, net of cash acquired	(149.5)	—
Other	1.9	7.4
Net cash used in investing activities	(168.4)	(18.2)

FINANCING ACTIVITIES
Dividends paid	(32.3)	(30.9)
Common stock repurchases	(3.5)	(33.1)
Borrowings on lines of credit	76.9	—
Repayments on lines of credit	(66.7)	—
Repayment of long-term debt	(1.3)	(1.3)
Net cash used in financing activities	(26.9)	(65.3)

Effect of exchange rate changes on cash and cash equivalents	(2.8)	3.4

Net decrease in cash, cash equivalents and restricted cash	(236.4)	(57.8)
Cash and cash equivalents and restricted cash, beginning of period (1)	285.6	199.6
Cash and cash equivalents and restricted cash, end of period (2)	$49.2	$141.8

Statement of Cash Flow Footnotes

  These amounts include restricted cash of $2.5 as of February 23, 2018 and February 24, 2017, which primarily represents funds held in escrow for potential future workers’ compensation claims.
  These amounts include restricted cash of $3.4 and $2.5 as of August 24, 2018 and August 25, 2017, respectively, which primarily represents funds held in escrow for potential future workers’ compensation claims.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915-8505